Exhibit 4.3

WARRANT

THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT.

SABA SOFTWARE, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:	Number of Shares:
Date of Issuance: 2004

THIS IS TO CERTIFY THAT, for value received,                                  or registered assigns (the “Holder”) is entitled to purchase from Saba Software, Inc., a Delaware corporation (the “Company”), at any time or times on or after                          , 2004, but not after 11:59 p.m., California Time, on the Expiration Date (as defined herein) at the Exercise Price (as defined herein)                              (                            ) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”), all subject to adjustment and upon the terms and conditions as hereinafter provided. This Warrant has been issued pursuant to a Registration Rights Agreement (as such agreement may be amended from time to time in accordance therewith, the “Registration Rights Agreement”) dated as of August 9, 2004, between the initial holder of this Warrant and the Company, pursuant to which, among other things, the Company agreed to register certain shares of Common Stock (including the Warrant Shares) held by the Holder.

Section 1. Definitions.

(a) Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(ii) “Common Stock” means (i) the Company’s common stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(iii) “Exercise Date” means the date when the Exercise Notice, the Aggregate Exercise Price and the Warrant (or an indemnification undertaking with respect to the Warrant in the case of its loss, theft or destruction) (the “Exercise Delivery Documents”) are received by the Company at or prior to 2:00 p.m., California time, on a Business Day. If any of the Exercise Delivery Documents is received after 2:00 p.m., California time, on a Business Day, the Exercise Date shall be the next succeeding Business Day.

(iv) “Exercise Price” shall be equal to, with respect to any Warrant Share, one hundred twenty percent (120%) of the closing bid price on the Business Day before the Closing Date (as defined in the Purchase Agreement).

(v) “Expiration Date” means the date four (4) years after the Initial Issuance Date or, if such date falls on a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of New York or the State of New York or on which trading does not take place on the principal exchange or automated quotation system on which the Common Stock is traded (a “Holiday”), the next date that is not a Holiday.

(vi) “Initial Issuance Date” means the date on which this Warrant was first issued to the Holder.

(vii) “1933 Act” means the Securities Act of 1933, as amended.

(viii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(ix) “Purchase Agreement” means the purchase agreement, dated August 9, 2004, among the Company and the purchasers signatory thereto.

(x) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(b) Other Definitional Provisions.

(i) Except as otherwise specified herein, all references herein (A) to the Company shall be deemed to include the Company’s successors and (B) to any applicable law defined or referred to herein, shall be deemed references to such applicable law as the same may have been or may be amended or supplemented from time to time.

(ii) When used in this Warrant, the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall refer to this Warrant as a whole and not to any provision of this Warrant, and the words “Section,” “Schedule,” and “Exhibit” shall refer to Sections of, and Schedules and Exhibits to, this Warrant unless otherwise specified.

(iii) Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the Initial Issuance Date and prior to 11:59 p.m., California Time, on the Expiration Date by (i) delivery of a written notice, in the form of the subscription notice attached as Exhibit A hereto (the “Exercise Notice”), of such Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by surrendering to the Company the right to receive a portion of the number of Warrant Shares with respect to which the Warrant is then being exercised equal to the product obtained by multiplying such number of Warrant Shares by a fraction, the numerator of which is the Exercise Price and the denominator of which is the current market price of the Common Stock on the Exercise Date (calculated as set forth below) and (iii) the surrender to a common carrier for overnight delivery to the Company, as soon as practicable following such date, of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction). Notwithstanding the foregoing, this Warrant may not be exercised if the Company is listed on the Nasdaq Stock Market and if, upon exercise, the holder of the Warrant Shares would be deemed to beneficially own, in aggregate, 20% or more of the outstanding shares of Common Stock or securities convertible into shares of Common Stock, unless ottherwise approved by the Company’s stockholders in accordance with the rules of the Nasdaq National Market.

For purposes of determining the current market price of the Common Stock, the current market price per share of Common Stock on any date shall be the average of the daily market prices for the Common Stock for the 20 consecutive trading days ending on the last full trading day prior to such date. The market price for each such trading day shall be: (i) if the Common Stock is listed or admitted to trading on any securities exchange or The Nasdaq Stock Market, the closing sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the Common Stock is not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a nationally recognized and reliable quotation source designated by the Company, or (iii) if the Common Stock is not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a nationally recognized and reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the Common Stock shall be determined by the Company acting in good faith (and approved by the Holder, which approval shall not be unreasonably withheld) on the basis of such quotations, if available, or other information as it considers, in its reasonable judgment, appropriate.

In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), the Company shall not later than the second Business Day (the “Warrant

Share Delivery Date”) following the Exercise Date, arrange for its transfer agent, on or before the Warrant Share Delivery Date, to issue and surrender to a common carrier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such request. Upon delivery of the Exercise Delivery Documents, the Holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. In the case of a dispute as to the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed arithmetic calculations to the Holder via facsimile within one Business Day of the Exercise Date. If the Holder and the Company are unable to agree upon the arithmetic calculation of the Warrant Shares within two (2) Business Days of such disputed arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day transmit via facsimile the disputed arithmetic calculation of the Warrant Shares to its independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours, but at least one Business Day, from the time it receives the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error.

(b) Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than five (5) Business Days after the Exercise Date and at its own expense, issue a new Warrant identical in all respects to this Warrant except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant exercised, less the number of Warrant Shares with respect to which this Warrant is exercised.

(c) No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number.

Section 3. Covenants as to Common Stock. The Company hereby covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant upon issuance will be, duly authorized and validly issued.

(b) All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant upon issuance will be validly issued, fully paid and nonassessable (assuming payment of the Exercise Price) and free from all taxes, liens and charges with respect to the issue thereof.

(c) During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least 100% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Exercise Price.

(d) The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

(e) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

Section 4. Taxes. The Company shall pay any and all documentary stamp taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5. Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, no Holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of this Warrant of the Warrant Shares which he or she is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such Holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 6. Representations of Holder. The Holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the 1933 Act. The Holder of this Warrant further represents, by acceptance hereof, that, as of this date, such Holder is an “accredited investor” as such term is defined in

Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the 1933 Act (an “Accredited Investor”). Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale, except pursuant to sales registered or exempted under the 1933 Act, and that such Holder is an Accredited Investor. If such Holder cannot make such representations because they would be factually incorrect, it shall be a condition to such Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws. The Company shall not be penalized or disadvantaged by a holder’s inability to exercise this Warrant due to such holder’s inability to make the required representations in connection with the exercise of this Warrant.

Section 7. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Warrant is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by the Registration Rights Agreement.

(c) The Company is obligated to register the Warrant Shares for resale under the 1933 Act pursuant to the Registration Rights Agreement and the initial holder of this Warrant (and certain assignees thereof) is entitled to the registration rights in respect of the Warrant Shares as set forth in the Registration Rights Agreement.

Section 8. Adjustment of Warrant Exercise Price and Number of Shares. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a) Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision and the number of shares of Common Stock obtainable upon exercise of this Warrant prior to such subdivision shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of capital stock of the Company that such Holder would have owned immediately following such subdivision had such Warrant been exercised immediately prior thereto. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination and the number of shares of Common Stock obtainable upon exercise of this Warrant prior to such combination shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of capital stock of the Company that such Holder would have owned immediately following such combination had such Warrant been exercised immediately prior thereto. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment of Warrant Exercise Price upon a Stock Dividend. If the Company at any time after the date of issuance of this Warrant shall declare a dividend or any other distribution upon the Common Stock which is payable in shares of Common Stock or securities convertible into shares of Common Stock, the Exercise Price in effect immediately prior to the declaration of such dividend or distribution will be reduced to the quotient obtained by dividing (i) the number of shares of Common outstanding immediately prior to such declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after such declaration.

(c) Notices. Immediately upon any adjustment of the Exercise Price, the Company will give written notice thereof to the Holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

Section 9. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.

(a) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction in each case which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement to deliver to each holder of Warrants in exchange for such Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the holders of the Warrants. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision to insure that each of the holders of the Warrants will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrants (without regard to any limitations on the exercise of this Warrant), such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the exercise of such holder’s Warrant as of the date of such Organic Change (without regard to any limitations on the exercise of this Warrant).

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or, in the case of a mutilated Warrant, the Warrant) reasonably acceptable to the Company, issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. All notices, requests, consents, waivers or other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon hand or personal delivery to the party to be notified; (b) when received by confirmed facsimile or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt; provided that, with respect to Exercise Delivery Documents, such documents shall not be deemed received until actually received by the recipient. All notices, requests, consents, waivers or other communications shall be sent to the Company or to the Holder as follows or at such other addresses as the Company or Holder may designate upon written notice to the other party:

If to the Company:

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Facsimile: (650) 581-2581

Attention: Peter E. Williams, III, Chief Financial Officer

With a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Facsimile: (212) 468-7900

Attention: Paul L. Lion III, Esq.

                 James R. Tanenbaum

If to the Holder of this Warrant, to it at the address and facsimile number set forth on Appendix I to the Purchase Agreement or at such other address and facsimile as shall be delivered to the Company upon the issuance or transfer of this Warrant.

Section 12. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder of this Warrant right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder of this Warrant and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 13. Amendment and Waiver. Except as otherwise provided herein, this Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder of the Warrant. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

Section 14. Governing Law; Jurisdiction; Service of Process. This Warrant shall be governed by and construed in accordance with the laws of the State of New York and the federal law of the United States of America. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant shall be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court of the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 15. Construction; Headings. This Warrant shall be deemed to be jointly drafted by the Company and the Purchaser (as defined in the Purchase Agreement) and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the      day of                 , 2004.

SABA SOFTWARE, INC.

By:
Name:
Title:

EXHIBIT A TO WARRANT

SUBSCRIPTION FORM

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THIS WARRANT

SABA SOFTWARE, INC.

The undersigned holder hereby exercises the right to purchase                              of the shares of Common Stock (“Warrant Shares”) of Saba Software, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

The undersigned holder hereby represents and warrants to, and covenants with, the Company that: (a) the holder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Warrant Shares, including investments in securities issued by the Company and comparable entities, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Warrant Shares; (b) the holder is acquiring the Warrant Shares set forth above in the ordinary course of its business and for its own account for investment only and with no present intention or view to the public sale or distribution of any of such Securities, and no arrangement or understanding exists with any other persons regarding the public sale or distribution of such Warrant Shares (provided that this representation and warranty does not limit the holder’s right to sell pursuant to the Registration Statement or in compliance with the Securities Act and the Rules and Regulations, and (c) the Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

1. Payment of Exercise Price. [The holder shall pay the sum of $__________ to the Company in accordance with the terms of the Warrant.] [The holder is tendering payment by surrendering its right to receive _______ Warrant Shares in accordance with the terms of the Warrant.]

2. Delivery of Warrant Shares. The Company shall deliver to the holder                  Warrant Shares in accordance with the terms of the Warrant.

Date: ,

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs                 . to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 2004 from the Company and acknowledged and agreed to by                     .

SABA SOFTWARE, INC.

By:
Name:
Title: